                                                                            EXHIBIT 12
                                   UNISYS CORPORATION
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($ in millions)

                                                    Years Ended December 31
                                       ------------------------------------------------
                                         1996      1995      1994      1993      1992
                                       --------  --------  --------  --------  --------
Income (loss) from continuing
  operations before income taxes       $  93.7   $(781.1)   $ 14.6   $ 370.9   $ 301.3
Add (deduct) share of loss (income)
  of associated companies                 (4.9)      5.0      16.6      14.5       3.2
                                       -------   -------   -------   -------   -------
    Subtotal                              88.8    (776.1)     31.2     385.4     304.5
                                       -------   -------   -------   -------   -------
Interest expense (net of interest
  capitalized)                           249.7     202.1     203.7     241.7     340.6
Amortization of debt issuance
  expenses                                 6.3       5.1       6.2       6.6       4.8
Portion of rental expense
  representative of interest              59.2      65.3      65.0      70.5      78.8
                                       -------   -------   -------   -------   -------
    Total Fixed Charges                  315.2     272.5     274.9     318.8     424.2
                                       -------   -------   -------   -------   -------
Earnings (loss) from continuing
  operations before income taxes
  and fixed charges                     $404.0   $(503.6)   $306.1    $704.2    $728.7
                                       =======   =======   =======   =======   =======
Ratio of earnings to fixed charges        1.28     <F1>       1.11      2.21      1.72
                                       =======   =======   =======   =======   =======

<F1> Earnings for the year ended December 31, 1995 were inadequate to cover fixed charges by approximately $776.1 million.
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